Law Office Stradley Ronon Stevens & Young, LLP 1250 Connecticut Avenue, NW Washington, DC 20036 (202) 822-9611 June 22, 2018 Global X Funds 600 Lexington Avenue, 20 th Floor New York, New York 10022 Ladies and Gentlemen: We have acted as counsel to Global X Funds, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 524 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 333-151713 and 811-22209) (the “Registration Statement”), to be filed with the U. S. Securities and Exchange Commission (the “Commission”) on or about June 22, 2018, registering an unlimited number of shares of beneficial interest (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), of Global X TargetIncome TM 5 ETF (the “Fund”), a series of the Trust. This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”). For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Post -Effective Amendment; (ii) The exemptive order applicable to the Trust issued by the Commission under the Investment Company Act permitting the Trust to operate as an exchange-traded fund (the “Exemptive Order”); (iii) the Declaration of Trust and By -Laws of the Trust in effect on the date of this opinion letter; (iv) the resolutions adopted by the Trustees of the Trust relating to the Post - Effective Amendment, the establishment and designation of the Fund and the Shares, and the authorization for issuance and sale of the Shares; and (v) evidence of the action by unanimous written consent of the Trustees of the Trust approving changing the name of the Fund from Global X TargetIncome TM 5% ETF to Global X TargetIncome TM 5 ETF. 1 # 3241499 v. 2